UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 3, 2013 (November 26, 2013)

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26886	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528

(Address of principal executive offices, including zip code)

(914) 630-7431

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Agreement

In connection with the Avcom Acquisition, the Company entered into executive employment agreements with Jeremy Avin (the “Avin Employment Agreement”) and Lawrence Kom (the “Kom Employment Agreement”). The Avin Employment Agreement provides that Avin shall serve as Executive Vice President of the Company and as General Manager of MGT Studios, Inc. for a term of two years. Pursuant to the Avin Employment Agreement, Avin will receive a deferred signing bonus equal to $75,000 and base salary of $190,200 per year. The deferred signing bonus is payable once the Company generates cash revenues from SlotChamp (or any successor technology or products that incorporate material portions of the intellectual property of SlotChamp) after deducting app store fees of at least $200,000. Mr. Avin is also eligible for a bonus at the discretion of the Company’s Compensation Committee. The Kom Employment Agreement is identical to the Avin Employment Agreement except that Mr. Kom’s title is Chief Information Officer.

ITEM 2.01 Completion of Acquisition of Assets

On November 26, 2013, MGT Capital Investments, Inc. (the “Company”) closed an Agreement and Plan of Reorganization (the “Agreement”) with MGT Capital Solutions, Inc., a wholly owned subsidiary of the Company, Avcom, Inc. and the shareholders and option holders of Avcom, Inc. (“Avcom”). Pursuant to the Agreement, the Company acquired 100% of the capital stock of Avcom (the “Avcom Acquisition”). In consideration, the preferred stockholders of Avcom received $550,000 in value of the Company’s common stock and the common stockholders and option holders of Avcom received an aggregate of $1,000,000 in value of the Company’s common stock. The value of the Company’s common stock was based on the volume weighted average closing price for the 20 trading days prior to signing the Agreement.

One half of the issuance to the Avcom common stockholders and option holders was placed in escrow and will be released upon the later of (i) the commercial release of an agreed upon game or (ii) six (6) months after closing. In addition, the common stockholders may be awarded contingent consideration of $1,000,000 through the issuance of up to 333,000 of the Company’s common stock in the event that the game reaches $3,000,000 in gross revenues within 18 months of signing the Agreement. The Company believes that the acquisition constituted a “Significant Acquisition” for accounting purposes. Accordingly, the Company, intends to file the required financial statements of Avcom within the prescribed time period in an amendment to this Form 8-K.

Avcom is a game development studio producing free to play mobile and social casino-style games. Avcom’s assets include physical and intellectual property associated with Mobileveg.as and freeawesome.com, as well as a game under development titled “SlotChamp”. Prior to entering into the Agreement, Avcom had performed certain game development consulting services for the Company for which Avcom earned an aggregate of $146,000 through the closing as consideration for such services.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Agreement and Plan of Reorganization by and among MGT Capital Investments, Inc., MGT Capital Solutions, Inc., Avcom, Inc. and the shareholders and option holders of Avcom, Inc. dated November 11, 2013. *

10.2	Employment Agreement by and between MGT Capital Investments, Inc. and Jeremy Avin dated November 26, 2013.

10.3	Employment Agreement by and between MGT Capital Investments, Inc. and Lawrence Kom dated November 26, 2013.

99.1	Press Release, dated November 13, 2013. *

99.2	Required Financial Statements. **

* Incorporated by reference to the Form 8-K filed on November 13, 2013.

** To be filed by Amendment within the requisite time period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 3, 2013

MGT Capital Investments, Inc.

By:	/s/ Robert B. Ladd
Name: Title:	Robert B. Ladd President and Chief Executive Officer